EXHIBIT 11


                          BROOKS FIBER PROPERTIES, INC.

              Statement Regarding Computation of Earnings Per Share


                                                    Three Months Ended March 31,
                                                        1997           1996
                                                    ------------   ------------

Shares outstanding - beginning of period .........    31,082,139      1,162,800

Weighted average number of common and common
   equivalent shares issued(1) ...................     1,088,880     18,360,784
                                                    ------------   ------------

Weighted average number of common and common
   equivalent shares outstanding -
   March 31, 1997 ................................    32,171,019     19,523,584
                                                    ------------   ------------

Net loss .........................................  $(24,666,000)  $ (6,640,000)
                                                    ============   ============

Pro forma loss per common and common equivalent
   shares ........................................  $      (0.77)  $      (0.34)
                                                    ============   ============

---------------

(1) Common and common equivalent shares issued consist of certain effects of shares issued, stock options and warrants, and preferred stock for the three months ended March 31, 1996. For the three months ended March 31, 1996, common equivalent shares from convertible preferred stock (using the if converted method) and stock options and warrants (using the treasury stock method) have been included in the computation. Pursuant to the Securities and Exchange Commission rules, convertible preferred stock which will be automatically converted at the date of issuance is included even though inclusion may be anti-dilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted by the Company at prices below the public offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if they were outstanding for the three-month period ended March 31, 1996. For the three months ended March 31, 1997, the weighted average number of shares was based on common stock outstanding and does not include common stock equivalents as their inclusion would be anti-dilutive.

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